Exhibit 99
Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com
Spirit AeroSystems Holdings, Inc. Reports Second Quarter 2009 Financial Results; Results Include Unusual Items; Updates 2009 Financial Guidance
•	Second quarter 2009 Revenues of $1.06 billion

•	EPS of ($0.06) per share after unusual items

•	Cash and Cash Equivalents were $89 million

•	Total backlog of approximately $28.2 billion
     Wichita, Kan., July 30, 2009 — Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported second quarter financial results reflecting $1.06 billion in revenue and a loss of ($0.06) per share. Included in the EPS results are several unusual items that, in the aggregate, reduced pre-tax income by ($137) million and net income by ($95) million, or ($0.67) per share. (Table 1)
     Unusual items in the quarter include the recognition of a forward-loss on the Gulfstream G250 wing program and tooling contract that reduced pre-tax income by ($93) million, or ($0.46) per share; an unusually large unfavorable cumulative catch-up adjustment related to the residual effects of the strike and nutplate rework along with ERP systems transition that reduced pre-tax income by ($33) million, or ($0.16) per share; and Spirit’s estimate of the impact of Textron’s decision to terminate the Cessna Citation Columbus business jet program that reduced pre-tax income by ($11) million, or ($0.05) per share.
Table 1. Summary Financial Results

	2nd Quarter			Six Months
($ in Millions, except per share data)	2009	2008	Change	2009	2008	Change

Revenues	$1,060	$1,062	(0.2%)	$1,947	$2,099	(7%)
Operating Income (Loss)	$(10)	$136	(108%)	$87	$266	(67%)
Operating Income (Loss) as a % of Revenues	(1.0% )	12.8%	(1,380) BPS	4.5%	12.7%	(820) BPS
Net Income (Loss)	$(8)	$86	(110%)	$54	$172	(68%)
Net Income (Loss) as a % of Revenues	(0.8% )	8.1%	(890) BPS	2.8%	8.2%	(540) BPS
Earnings per Share (Fully Diluted)	$(0.06)	$0.62	(110%)	$0.39	$1.23	(68%)
Fully Diluted Weighted Avg Share Count (Millions)	138.0	139.8		139.9	139.8

     Revenue for the second quarter of 2009 of $1.06 billion was essentially unchanged from the same period in 2008 as fewer 747 ship set deliveries related to the transition to the 747-8 model and $29 million of unfavorable foreign exchange impact due to the strengthening dollar were offset by higher volumes on Airbus products and increased revenue on development programs.
      “This is obviously a disappointing quarter for us financially,” said President and Chief Executive Officer Jeff Turner. “Our Wichita operations were disrupted as residual effects from the strike and the nutplate rework along with the implementation of a new ERP system reduced operating efficiencies. Despite these disruptions, the company continued to meet customer deliveries and made good progress in returning to pre-strike operating performance levels,” Turner said. “We also encountered additional challenges during our development efforts on the G250 wing program at our Tulsa facility. While we believe the G250 program will be successful over the long-term, several factors culminated in the second quarter that indicated the program was likely in a loss position. These factors included a re-assessment of both market and execution risk, the cumulative cost impact of late design and engineering changes, and increased cost forecasts for vendor supplied parts and internal manufacturing,” Turner continued. “We have taken the necessary steps to improve our performance in Tulsa, including implementation of a more robust program management process including aggressive engineering change control and making a number of management changes at the Tulsa division. We believe these changes will get the G250 program back on track and we expect the other Tulsa programs to deliver solid long-term financial performance,” Turner concluded.
      Spirit’s backlog at the end of the second quarter 2009 was $28.2 billion, a slight decrease from the end of the first quarter 2009, as Airbus and Boeing second quarter deliveries exceeded orders. During the quarter, Spirit was selected to design and manufacture engine pylons for the Bombardier CSeries airplane, which is now included in Spirit’s backlog. The company continues to pursue new business opportunities in commercial aerospace and defense markets. Spirit calculates its backlog based on contractual prices for products and volumes from the published firm order backlogs of Airbus and Boeing, along with firm orders from other customers.

     The company realized a pre-tax charge of approximately $93 million, or $0.46 per fully diluted share, to recognize a forward-loss for the Gulfstream G250 business jet program. While early in its product lifecycle, Spirit now believes its G250 wing production and tooling contracts are both in a loss position due to significant overruns in expected development costs, uncertainty in recurring cost estimates versus negotiated selling prices, and continued softening in the business jet market. Spirit expects to recognize zero gross margin on the program going forward while it continues to develop plans for production cost savings and working contractual issues with the customer. The development effort on the G250 wing production contract is now approaching completion and the tooling contract is complete.
     Spirit updated its contract profitability estimates during the second quarter of 2009 that resulted in a $33 million unfavorable cumulative catch-up adjustment. The unfavorable cumulative catch-up adjustment was driven by the higher than forecasted disruption related to the post-strike ramp-up of production after the Machinists’ strike at Boeing, the residual effects of the nutplate rework, and the simultaneous transition to a new ERP system, all of which drove inefficiencies in our Wichita operations. Spirit believes these disruptions were largely resolved by the end of the second quarter and normal operations have now resumed. Spirit recognized a $4 million favorable cumulative catch-up adjustment during the second quarter of 2008.
     The company’s second quarter financial results also include the estimated impact of Textron’s announced decision on July 8, 2009, to terminate the Cessna Citation Columbus business jet program. Spirit expensed $11 million pre-tax, or $0.05 per fully diluted share, of inventory related to development work on the airplane’s fuselage and empennage.
     Cash flow from operations was ($67) million for the second quarter of 2009, compared to $7 million for the second quarter 2008 as $20 million of net customer advances were liquidated in the second quarter of 2009 compared to the net receipt of $95 million in advance payments during the second quarter of 2008. (Table 2)
Table 2. Cash Flow and Liquidity

	2nd Quarter		Six Months
($ in Millions)	2009	2008	2009	2008
Cash Flow from Operations	$(67)	$7	$(216)	$78
Purchases of Property, Plant & Equipment	$(52)	$(54)	$(107)	$(119)

			July 2,	December 31,
Liquidity			2009	2008

Cash			$89	$217
Total Debt			$736	$588

     Cash balances at the end of the second quarter of 2009 were $89 million and debt balances were $736 million. During the second quarter of 2009, the company utilized its credit-line as it continued to invest in development programs. Spirit ended the quarter with $150 million borrowed from its revolving credit facility while $579 million remained unused. Approximately $17 million of the credit facility is reserved for financial letters of credit.
     During the second quarter Spirit extended its revolving credit facility to June 2012. The new facility temporarily increases total borrowing capacity from $650 million to $729 million, as new and existing lenders provide additional capacity, with a step down from $729 million to $409 million in capacity in June 2010.
     The company’s credit ratings remained unchanged at the end of the second quarter 2009 with a BB rating at Standard & Poor’s and a Ba3 rating at Moody’s.
2009 Outlook
     Spirit revenue guidance for the full-year 2009 has been lowered slightly to reflect the termination of the Cessna Citation Columbus program. Revenue is now expected to be between $4.2 and $4.3 billion based on Boeing’s 2009 delivery guidance of 480-485 aircraft; anticipated ramp-up of 787 deliveries; 2009 expected Airbus deliveries of approximately 483 aircraft; internal Spirit forecasts for non-OEM production activity and non-Boeing and Airbus customers; and foreign exchange rates consistent with year-end 2008 levels.
     Fully diluted earnings per share for 2009 are now expected to be between $1.45 and $1.55, reflecting the impact of the unusual items booked in the second quarter of 2009.
     Cash flow from operations less capital expenditures, net of customer reimbursements, is not expected to exceed a ($100) million use of cash in the aggregate for the full-year 2009, with capital expenditures expected to be approximately $250 million. (Table 3)

Table 3. Financial Outlook	2008 Actual		2009 Guidance	Change
Revenues	$3.8 billion		$4.2 - $4.3 billion	11% - 13%
Earnings Per Share (Fully Diluted)	$1.91		$1.45 - $1.55	(24%) - (19%)
Effective Tax Rate (% Pre-Tax Earnings)	30.9%		31% - 32%
Cash Flow From Operations	$211 million	}	($100M) with ~$250 million
Capital Expenditures	$236 million		of Capital Expenditures
Customer Reimbursement	$116 million

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements.” Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “continue,” “plan,” “forecast,” or other similar words. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to: our ability to continue to grow our business and execute our growth strategy, including the timing and execution of new programs; reduction in the build rates of certain Boeing aircraft including, but not limited to, the B737 program, the B747 program, the B767 program and the B777 program, and build rates of the Airbus A320 and A380 programs, which could be affected by the impact of a deep recession on business and consumer confidence and the impact of continuing turmoil in the global financial and credit markets; declining business jet manufacturing rates and customer cancellations or deferrals as a result of the weakened global economy; the success and timely execution of key milestones such as first flight and delivery of Boeing’s new B787 and Airbus’ new A350 aircraft programs, including receipt of necessary regulatory approvals and customer adherence to their announced schedules; our ability to enter into supply arrangements with additional customers and the ability of all parties to satisfy their performance requirements under existing supply contracts with Boeing, Airbus, and other customers; any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals or reduced orders by their customers; any adverse impact on the demand for air travel or our operations from the outbreak of diseases such as the influenza outbreak caused by the H1N1 virus, avian influenza, severe acute respiratory syndrome or other epidemic or pandemic outbreaks; returns on pension plan assets and impact of future discount rate changes on pension obligations; our ability to borrow additional funds or refinance debt; competition from original equipment manufacturers and other aerostructures suppliers; the effect of governmental laws, such as U.S. export control laws, the Foreign Corrupt Practices Act, environmental laws and agency regulations, both in the U.S. and abroad; our ability to perform our obligations and manage cost related to our new commercial and business aircraft development programs; the cost and availability of raw materials and purchased components; our ability to successfully extend or renegotiate our primary collective bargaining contracts with our labor unions; our ability to recruit and retain highly skilled employees and our relationships with the unions representing many of our employees; spending by the U.S. and other governments on defense; the outcome or impact of ongoing or future litigation and regulatory actions; and our exposure to potential product liability claims. These factors are not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Appendix
Segment Results
Fuselage Systems
     Fuselage Systems segment revenues for the second quarter of 2009 were $541 million, up 10 percent over the same period last year, as increased development program revenues more than offset fewer 747 deliveries. Operating margin for the second quarter of 2009 was 11.0 percent, down from 18.7 percent in the second quarter of 2008, as an unfavorable cumulative catch-up of $23 million was realized during the second quarter of 2009. The unfavorable cumulative catch-up adjustment was driven by disruption related to the post-strike production ramp-up after the Machinists’ strike at Boeing, the residual effects of the nutplate rework, and Spirit Wichita’s transition to a new ERP system, as well as an $11 million pre-tax charge for the estimated termination costs associated with the Cessna Citation Columbus program.
     During the second quarter of 2008, the segment realized a favorable $3 million cumulative catch-up adjustment.
Propulsion Systems
     Propulsion Systems segment revenues for the second quarter of 2009 were $279 million, down 6 percent over the same period last year due to fewer 747 deliveries and slightly lower aftermarket sales. Operating margin for the second quarter of 2009 was 8.3 percent, down from 16.6 percent in the second quarter of 2008, as an unfavorable cumulative catch-up of $18 million was realized during the second quarter of 2009. The unfavorable cumulative catch-up adjustment was driven by disruption related to the post-strike production ramp-up after the Machinists’ strike at Boeing and Spirit Wichita’s transition to a new ERP system.
Wing Systems
     Wing Systems segment revenues for the second quarter of 2009 were $235 million, down 11 percent over the same period last year as increased deliveries to Airbus were more than offset by fewer 747 deliveries and the strengthening U.S. dollar which reduced revenue by $29 million relative to the same period a year ago. The strengthening dollar has reduced revenues by $70 million during the six months ended July 2, 2009, versus the same prior year period. Operating margin for the second quarter of 2009 was (25.1) percent, down from 12.4 percent in the second quarter of 2008. The margin decline reflects a $90 million forward-loss on the Gulfstream G250. The segment realized a favorable cumulative catch-up of $8 million during the second quarter of 2009 as remaining costs in the current accounting blocks for the core businesses are forecasted to improve.
     During the second quarter of 2008, the segment realized a favorable $1 million cumulative catch-up adjustment.
Other
     During the second quarter of 2009, a $3 million loss provision was recognized in the other segment related to the G250 tooling contract that is now complete.

Table 4. Segment Reporting	(Unaudited)			(Unaudited)
	2nd Quarter			Six Months
($ in Millions, except margin percent)	2009	2008	Change	2009	2008	Change

Segment Revenues
Fuselage Systems	$541.2	$493.4	9.7%	$971.7	$985.4	(1.4%)
Propulsion Systems	$278.5	$296.9	(6.2%)	$505.9	$571.6	(11.5%)
Wing Systems	$234.7	$264.4	(11.2%)	$455.6	$526.7	(13.5%)
All Other	$5.2	$7.4	(29.7%)	$13.8	$14.8	(6.8%)

Total Segment Revenues	$1,059.6	$1,062.1	(0.2%)	$1,947.0	$2,098.5	(7.2%)

Segment Earnings from Operations
Fuselage Systems	$59.3	$92.4	(35.8%)	$134.2	$181.5	(26.1%)
Propulsion Systems	$23.2	$49.3	(52.9%)	$61.9	$93.8	(34.0%)
Wing Systems	$(58.8)	$32.9	(278.7%)	$(39.3)	$65.4	(160.1%)
All Other	$(2.4)	$(0.3)	700.0%	$(2.0)	$0.1	(2,100.0%)

Total Segment Operating Earnings	$21.3	$174.3	(87.8%)	$154.8	$340.8	(54.6%)

Unallocated Corporate SG&A Expense	$(30.7)	$(38.0)	(19.2%)	$(66.2)	$(74.1)	(10.7%)
Unallocated Research & Development Expense	$(1.0)	$(0.2)	400.0%	$(1.2)	$(0.4)	200.0%

Total Earnings from Operations	$(10.4)	$136.1	(107.6%)	$87.4	$266.3	(67.2%)

Segment Operating Earnings as % of Revenues
Fuselage Systems	11.0%	18.7%	(770) BPS	13.8%	18.4%	(460) BPS
Propulsion Systems	8.3%	16.6%	(830) BPS	12.2%	16.4%	(420) BPS
Wing Systems	(25.1%)	12.4%	(3,750) BPS	(8.6%)	12.4%	(2,100) BPS
All Other	(46.2%)	(4.1%)	(4,210) BPS	(14.5%)	0.7%	(1,520) BPS

Total Segment Operating Earnings as % of Revenues	2.0%	16.4%	(1,440) BPS	8.0%	16.2%	(820) BPS

Total Operating Earnings as % of Revenues	(1.0%)	12.8%	(1,380) BPS	4.5%	12.7%	(820) BPS
Contact information:
Investor Relations: Phil Anderson (316) 523-1797
Media: Debbie Gann (316) 526-3910
On the web: http://www.spiritaero.com

Spirit Ship Set Deliveries
(One Ship Set equals One Aircraft)
2008 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total 2008

B737	93	95	87	42	317
B747	4	7	4	1	16
B767	3	3	3	1	10
B777	20	22	18	8	68
B787	1	1	1	0	3

Total	121	128	113	52	414

A320 Family	95	95	90	87	367
A330/340	24	21	23	22	90
A380	4	2	4	6	16

Total	123	118	117	115	473

Hawker 850XP	15	24	24	28	91

Total Spirit	259	270	254	195	978

2009 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	YTD 2009

B737	74	96	170
B747	3	1	4
B767	3	3	6
B777	21	21	42
B787	2	2	4

Total	103	123	226

A320 Family	105	101	206
A330/340	26	23	49
A380	0	2	2

Total	131	126	257

Hawker 850XP	18	13	31

Total Spirit	252	262	514

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three	For the Three	For the Six	For the Six
	Months Ended	Months Ended	Months Ended	Months Ended
	July 2, 2009	June 26, 2008	July 2, 2009	June 26, 2008
	($ in millions, except per share data)

Net Revenues	$1,059.6	$1,062.1	$1,947.0	$2,098.5
Operating costs and expenses:
Cost of sales	1,021.6	874.5	1,758.9	1,731.8
Selling, general and administrative	34.7	40.9	73.1	80.0
Research and development	13.7	10.6	27.6	20.4

Total Operating Costs and Expenses	1,070.0	926.0	1,859.6	1,832.2
Operating Income (Loss)	(10.4)	136.1	87.4	266.3
Interest expense and financing fee amortization	(9.8)	(10.5)	(18.9)	(19.6)
Interest income	2.0	5.0	4.6	10.7
Other income	4.2	0.2	5.7	1.6

Income (Loss) Before Income Taxes	(14.0)	130.8	78.8	259.0
Income tax provision	5.8	(44.4)	(24.4)	(87.4)

Income (Loss) Before Equity in Net Loss of Affiliate	(8.2)	86.4	54.4	171.6
Equity in net loss of affiliate	(0.1)	—	—	—

Net Income (Loss)	$(8.3)	$86.4	$54.4	$171.6

Earnings per share
Basic	$(0.06)	$0.63	$0.39	$1.25
Shares	138.0	137.0	137.9	136.9

Diluted	$(0.06)	$0.62	$0.39	$1.23
Shares	138.0	139.8	139.9	139.8

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	July 2, 2009	December 31, 2008
	($ in millions)
Current assets
Cash and cash equivalents	$88.9	$216.5
Accounts receivable, net	263.8	149.3
Current portion of long-term receivable	55.7	108.9
Inventory, net	2,093.1	1,882.0
Other current assets	116.6	76.6

Total current assets	2,618.1	2,433.3
Property, plant and equipment, net	1,167.6	1,068.3
Pension assets	59.7	60.1
Other assets	215.6	198.6

Total assets	$4,061.0	$3,760.3

Current liabilities
Accounts payable	$434.3	$316.9
Accrued expenses	159.1	161.8
Current portion of long-term debt	6.3	7.1
Advance payments, short-term	206.2	138.9
Deferred revenue, short-term	64.3	110.5
Other current liabilities	18.7	8.1

Total current liabilities	888.9	743.3
Long-term debt	729.7	580.9
Advance payments, long-term	812.5	923.5
Deferred revenue and other deferred credits	60.1	58.6
Pension/OPEB obligation	48.3	47.3
Other liabilities	147.1	109.2
Shareholders’ equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 104,686,385 and 103,209,466 issued and outstanding, respectively	1.0	1.0
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 36,368,243 and 36,679,760 shares issued and outstanding, respectively	0.4	0.4
Additional paid-in capital	945.6	939.7
Minority Interest	0.5	0.5
Accumulated other comprehensive income	(117.6)	(134.2)
Retained earnings	544.5	490.1

Total shareholders’ equity	1,374.4	1,297.5

Total liabilities and shareholders’ equity	$4,061.0	$3,760.3

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Six	For the Six
	Months Ended	Months Ended
	July 2, 2009	June 26, 2008
	($ in millions)
Operating activities
Net Income	$54.4	$171.6
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	62.2	57.8
Amortization expense	4.7	4.6
Accretion of long-term receivable	(4.5)	(9.3)
Employee stock compensation expense	6.0	7.5
Loss from the ineffectiveness of hedge contracts	—	0.6
Gain from foreign currency transactions	(4.7)	—
Loss on disposition of assets	—	(0.4)
Deferred taxes	(4.6)	0.5
Pension and other post-retirement benefits, net	1.0	(14.3)
Grant income	(0.5)	—
Changes in assets and liabilities
Accounts receivable	(109.4)	(52.9)
Inventory, net	(203.0)	(310.2)
Accounts payable and accrued liabilities	109.2	36.2
Advance payments	(43.7)	183.9
Deferred revenue and other deferred credits	(45.7)	0.3
Other	(37.4)	2.5

Net cash provided by (used in) operating activities	(216.0)	78.4

Investing Activities
Purchase of property, plant and equipment	(106.7)	(119.4)
Long-term receivable	57.7	56.5
Other	0.7	1.5

Net cash (used in) investing activities	(48.3)	(61.4)

Financing Activities
Proceeds from revolving credit facility	250.0	75.0
Payments on revolving credit facility	(100.0)	(75.0)
Proceeds from issuance of debt	—	9.4
Proceeds from government grants	0.6	1.4
Principal payments of debt	(3.9)	(7.9)
Debt issuance and financing costs	(10.2)	(6.8)

Net cash provided by (used in) financing activities	136.5	(3.9)

Effect of exchange rate changes on cash and cash equivalents	0.2	0.9

Net increase (decrease) in cash and cash equivalents for the period	(127.6)	14.0
Cash and cash equivalents, beginning of the period	216.5	133.4

Cash and cash equivalents, end of the period	$88.9	$147.4